Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO

STOCK AND ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into on July 1, 2019, by and between Ashland Global Holdings Inc., a corporation organized under the laws of Delaware, having its principal place of business at 50 East RiverCenter Boulevard, Covington, Kentucky USA 41012 (“Seller”); and INEOS Enterprises Holdings Limited, a corporation organized under the laws of England and Wales, whose registered office is at Enterprises House South Parade, PO BOX 9, Runcorn, Cheshire, WA7 4JE (“Buyer” and, together with Seller, the “Parties”). Capitalized terms used herein without definition shall have the meanings given to them in the SAPA (as defined below).

WHEREAS, the Parties entered into that certain Stock and Asset Purchase Agreement on November 14, 2018 (as amended, the “SAPA”); and

WHEREAS, the Parties desire to make certain amendments to the SAPA to reflect their mutual understanding and agreement with respect to the carveout of the Maleic Business (as defined in this Amendment) from the transactions contemplated by the SAPA.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1

Amendments

1.1	Carveout of Maleic Business.

(a)    The definition of “Business” in Section 1.1 of the SAPA is hereby amended and restated in its entirety as follows:

““Business” shall mean: (a) the business currently conducted by the segment of Seller known as “Ashland Composites” and consisting of the manufacture, marketing, and sale of general-purpose and high-performance grades of unsaturated polyester and vinyl ester resins, gelcoats and low-profile additives; and (b) the manufacture, marketing and sale by Seller, the Asset Selling Corporations and the Transferred Entities of 1,4 butanediol and its respective raw material and butanediol related derivatives, including tetrahydrofuran, as currently conducted at Seller’s and its Affiliates manufacturing facility in Marl, Germany; provided that the “Business” shall not include the manufacture, marketing, sale and internal consumption of (x) any product by the business segment of Seller known as “Ashland Specialty Ingredients”, including any adhesive product; (y) 1,4 butanediol and its respective raw material and butanediol related derivatives, including tetrahydrofuran, made at Seller’s and its Affiliates’ manufacturing facility in Lima, Ohio or which are used in the production of other products made at Seller’s and its Affiliates’ other manufacturing facilities, including Texas City, Texas and Calvert City, Kentucky; and (z) maleic anhydride (this subsection (z), the “Maleic Business”).”

(b)    Section 2.1(h) of the SAPA is hereby amended and restated in its entirety as follows:

“(h)    Certainty of Closing; Maleic Business.

(i)    Buyer shall take any and all steps necessary to promptly obtain (but in any event on or before August 31, 2019) any Consents that may be or become necessary to allow the parties to close the transactions contemplated by this Agreement, which steps will include promptly making all filings and notifications, if any, to any applicable Governmental Authority and providing all appropriate Governmental Authorities any additional information and documentary material that may be requested; provided that nothing in this Agreement shall require Buyer to propose, negotiate, commit to or effect, by consent decree, hold separate order, mitigation agreement or otherwise, the sale, divestiture or disposition of any interest, product lines or assets of INEOS Group or the assets and interests being acquired under this Agreement, nor require Buyer to otherwise take or commit to take actions that after consummation of the transactions contemplated by this Agreement would limit INEOS Group’s freedom of action with respect to any of the businesses, product lines or assets of INEOS Group or the assets and interests being acquired under this Agreement. It is acknowledged and agreed that the parties shall each pay one-half of any filing fee required in connection with any filing or notification made to any applicable Governmental Authority pursuant to this Section 2.1(h)(i).

(ii)    Notwithstanding anything else in this Agreement to the contrary, Buyer and Seller acknowledge and agree that Seller and its Affiliates retain full legal and beneficial ownership of the Maleic Business. Nothing in this Agreement shall be deemed to constitute a sale, assignment, transfer, conveyance, delivery or assumption of the Maleic Business, its assets or its Liabilities to or by Buyer.

(iii)    After the Closing, Seller shall continue to operate the Maleic Business in a commercially reasonable manner, and shall use its commercially reasonable efforts to sell the Maleic Business for cash proceeds (by pursuing a competitive auction process) on terms and conditions that Seller believes, in its sole judgment but acting reasonably, are the most favorable terms that have been offered to Seller in respect of the Maleic Business. If Seller proceeds with such sale, Seller shall (except as set out in this Section 2.1(h)(iii)) retain sole authority to make all determinations regarding the terms and conditions of the sale without any interference or involvement from Buyer. Upon the receipt of the purchase price for any sale of the Maleic Business within eighteen (18) months of the Closing, Seller shall notify Buyer and, within five (5) Business Days of receipt of wire instructions from Buyer, wire such funds in cash, less the reasonable costs incurred by Seller in the sale (“Net Sale Proceeds”), to Buyer or an Affiliate designated by Buyer; provided, that, in no event shall Buyer receive less from Seller than the book value of the Maleic Business, which the parties agree is U.S.$35,000,000, in Net Sale Proceeds (“Minimum Proceeds”), regardless of (x) the amount of the purchase price received by Seller for the Maleic Business and (y) Seller’s costs of the sale. If Seller is unable to sell the Maleic Business within eighteen (18) months of the Closing, Seller agrees to reimburse Buyer (or a designated Affiliate of Buyer) an amount equal to the Minimum Proceeds within five (5) Business Days of such date. For the avoidance of doubt, regardless of whether any sale occurs, Seller shall at all times retain full legal and beneficial ownership of the Maleic Business up to the date of any such sale.”

(c)    Section 2.2(c)(ii) of the SAPA is hereby amended and restated in its entirety as follows:

“(ii)    (A) increased, if the Estimated Net Working Capital exceeds U.S.$132,800,000 (the “Net Working Capital Target”), on a dollar-for-dollar basis by the amount of such excess or (B) decreased, if the Estimated Net Working Capital is less than the Net Working Capital Target, on a dollar-for-dollar basis by the amount of such deficit;”

(d)    Section 5.5(a) of the SAPA is hereby amended and restated in its entirety as follows:

“(a)    Schedule 5.5 sets forth the following financial statements of the Business and the Maleic Business: (i) the audited balance sheets of the Business and the Maleic Business as of September 30, 2017 and 2016 and the related audited income statements and cash flows statements of the Business and the Maleic Business for the twelve-month periods ended September 30, 2017 and 2016 (collectively, the “Carveout Financial Statements”); and (ii) the unaudited balance sheet of the Business and the Maleic Business as of June 30, 2018 (the “Unaudited Balance Sheet”) and the related unaudited income statement and cash flows statements of the Business and the Maleic Business for the nine-month period ended June 30, 2018 (the “Unaudited Financial Statements” and together with the Carveout Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business and the Maleic Business as of the dates of, and the periods referred to in, such Financial Statements in conformity with GAAP applied on a consistent basis with respect to such periods, subject, in the case of the Unaudited Financial Statements to normal year-end adjustments that are neither individually, nor in the aggregate, material in amount and the absence of footnote disclosures. From June 30, 2018 to the date of this Agreement, there has not been any material change in the accounting methods used by any Seller Affiliate with respect to the Business and the Maleic Business. The Seller Affiliates maintain systems of internal accounting controls with respect to the Business and the Maleic Business designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s specific or general authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP.”

(e)    Section 9.7 of the SAPA is hereby amended and restated in its entirety as follows:

“Tax Treatment of Indemnity Payments. For all Tax purposes, Seller and Buyer shall treat, and shall cause their respective Affiliates to treat, all indemnity payments under this Agreement, and all amounts paid by one party to another party under Sections 2.1(h)(iii), 2.1(i)(ii), 2.3, 2.4, 8.9, 8.10, 9.8(e) and 12.9, as adjustments to the Purchase Price received by Seller (for itself and as agent for the other Selling Corporations) to the extent permitted under applicable Tax Law.”

(f)    Section 11.1(d) is hereby amended and restated in its entirety as follows:

“(d)    by either Seller or Buyer if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2019, or such later date as the parties may agree upon in writing.”

(g)    The following rows are hereby inserted in the table in Section 1.2 of the SAPA

Minimum Proceeds	Section 2.1(h)(i)(iii)
Net Sale Proceeds	Section 2.1(h)(i)(iii)

(h)    The following rows are hereby deleted from the table in Section 1.2 of the SAPA:

Amended Agreement	Section 2.1(h)(i)
Retained Assets	Section 2.1(h)(i)

(i)    Schedules 1.1(b), 1.1(c), 1.1(d), 2.3(a), 5.9(a), 5.14, 5.16, 5.18(b)(i)(B) and 8.1 of the SAPA are hereby amended and restated in their entirety as set forth in Exhibit A to this Amendment.

ARTICLE 2

Effect of Amendment

2.1    Scope of Amendment. Except as expressly amended hereby, all of the terms and provisions of the SAPA shall remain in full force and effect.

2.2    Relationship to SAPA. On and after the date of this Amendment, each reference in the SAPA to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the SAPA, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the SAPA as amended by this Amendment. Notwithstanding the foregoing, any reference to “the date of this Agreement” shall mean November 14, 2018.

ARTICLE 3

Miscellaneous

3.1    Continuing Effect of SAPA. This Amendment shall not constitute an amendment or waiver of any provision of the SAPA not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of either party hereto that would require an amendment, waiver or consent of such party except as expressly stated herein.

3.2    Assignment. No party to this Amendment may assign any of its rights or obligations under this Amendment, including by sale of stock or by operation of Law in connection with a merger or sale of substantially all assets, without the prior written consent of the other party hereto; except that without such consent, Buyer may assign its rights to purchase the Transferred Assets and the Transferred Company Equity Interests and assume the Assumed Liabilities to one or more of its controlled Affiliates, and Seller may assign the Asset Selling Corporations’ and the Entity Selling Corporations’ rights to sell the Transferred Assets and the Transferred Company Equity Interests hereunder to one or more of their respective Affiliates; provided that no such assignment by Buyer or Seller, as the case may be, shall relieve such assignor of any of its obligations hereunder.

3.3    Parties in Interest. This Amendment shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Amendment, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Amendment.

3.4    Governing Law. This Amendment and any and all matters, disputes, or claims between the Parties arising out of, relating to, or in accordance with its subject matter or formation (including any contractual disputes or claims), and whether purporting to be found in contract or tort or at law or in equity, shall be governed by, enforced, and construed in accordance with the internal Laws of the State of Delaware, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, U.S.A. or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, U.S.A.

3.5    Counterparts. This Amendment may be executed in may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, e-mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

3.6    Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

3.7    Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstances, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

INEOS ENTERPRISES HOLDINGS LIMITED		ASHLAND GLOBAL HOLDINGS INC.

By:	/s/ Andrew Brown	By:	/s/ Peter J. Ganz
	Name: Andrew Brown		Name: Peter J. Ganz
	Title: Director		Title: Senior Vice President, General Counsel and Secretary

[Signature Page to First Amendment to Stock and Asset Purchase Agreement]